Exhibit 4.1

PROMISSORY NOTE

$700,000.00	Waukesha, Wisconsin
March 4, 2011

1.

FOR VALUE RECEIVED, TELKONET, INC. (the “Company”) promises to pay to the order of DYNAMIC RATINGS, INC. (“Holder”) the principal sum of $700,000.00, plus interest, in accordance with the terms set forth  in this Promissory Note (the “Note”). This Note is issued and executed pursuant to the Asset Purchase Agreement between the Company and Holder dated March 4, 2011 (the "Purchase Agreement"). The terms of the Purchase Agreement are incorporated in this Note by reference and capitalized terms not otherwise defined in this Note shall have the meanings given to them in the Purchase Agreement. Unless sooner paid, the outstanding principal balance of this Note, together with all accrued and unpaid interest, shall be payable in full on the third anniversary of the date first written above (the "Maturity Date").

2.

This Note bears interest on the unpaid balance until the Maturity Date at 6% per annum. Payments not made when due, by maturity acceleration or otherwise, under this Note shall bear interest at the rate of 12% per annum from the date due until fully paid.

3.

Payments shall be made as follows:

(a)

Payment due on June 30, 2012, calculated in an amount equal to the Sales Incentive described in Section 2.4 of the Purchase Agreement, and the Consulting Compensation described in Section 2.5 of the Purchase Agreement, from the date of this Note through March 31, 2012, Holder shall apply the Sales Incentive and the Consulting Compensation amounts to the payment due on June 30, 2012; and

(b)

Payment due on June 30, 2013, calculated in an amount equal to the Sales Incentive described in Section 2.4 of the Purchase Agreement, and the Consulting Compensation described in Section 2.5 of the Purchase Agreement, from April 1, 2012 through March 31, 2013, Holder shall apply the Sales Incentive and the Consulting Compensation amounts to the payment due on June 30, 2013.

4.

This Note may be prepaid in whole or in part, without penalty at any time.

5.

Payments shall be applied first to accrued but unpaid interest and then to principal.

6.

Holder may declare the entire balance of principal and accrued interest to be payable immediately upon an Event of Default. An "Event of Default" occurs when:

(a)

The Company fails to make any payment installment when due;

(b)

The Company, pursuant to or within the meaning of the United States Bankruptcy Code or any other federal or state law relating to insolvency or relief of debtors (a "Bankruptcy Law"):  (i) commences a voluntary case or proceeding; (ii) consents to the entry of an order for relief against it in an involuntary case; (iii) consents to the appointment of a trustee, receiver, assignee, liquidator or similar official; (iv) makes an assignment for the benefit of its creditors; or (v) admits in writing its inability to pay its debts as they become due; or

(c)

A court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:  (i) is for relief against the Company in an involuntary case; (ii) appoints a trustee, receiver, assignee, liquidator or similar official for the Company or substantially all of the Company's assets; or (iii) orders the liquidation of the Company, and the order or decree is not dismissed within 30 days.

(d)

The Company defaults under the Distributorship Agreement.

7.

Upon the occurrence of an Event of Default, Holder is provided the following remedies:

(a)

Holder may, upon written notice to the Company, declare all outstanding amounts under this Note immediately due and payable.

(b)

Holder shall have all rights and remedies for default provided by the Wisconsin Uniform Commercial Code enforced in the State of Wisconsin on the date of execution of this Note.

8.

This Note shall be governed and construed according to the laws of Wisconsin, without giving effect to principles of conflict of law. The Company agrees to pay all costs of collection, including reasonable attorneys' fees.

9.

After all principal and accrued interest at any time owed on this Note has been paid in full, this Note will be surrendered to the Company for cancellation.

IN WITNESS WHEREOF, the undersigned has executed this Promissory Note as of the date and year first written above.

TELKONET, INC.

By:  /s/ Jason Tienor

Name:  Jason Tienor

Its:  President & CEO